UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013 (April 25, 2013)

GENVEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 632 0740

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01 Other Events.

On April 25, 2013, the National Institute of Allergy and Infectious Diseases (“NIAID”), part of the National Institutes of Health, announced that it will stop administering injections in its HVTN 505 clinical trial of an investigational HIV vaccine regimen because an independent data and safety monitoring board (“DSMB”) found during a scheduled interim review that the vaccine regimen did not prevent HIV infection nor reduce viral load (the amount of HIV in the blood) among vaccine recipients who later became infected with HIV. The HVTN 505 trial was designed to test the safety and efficacy of a two-part HIV vaccine regimen consisting of one vaccine designed to prime the immune system followed by another vaccine designed to boost the immune response. GenVec, Inc. (the “Company”) manufactured the adenovirus vector component utilized as the boost vaccine for this trial.

The DSMB examined information gathered from 1,250 volunteers who received the investigational vaccine regimen and 1,244 volunteers who received the placebo vaccine. The primary analysis looked at volunteers who were diagnosed with HIV infection after having been in the study a minimum of 28 weeks. This was done to enable enough time for the vaccine regimen to be given and stimulate an immune response. In this analysis, NIAID noted that there was a non-statistically significant increase in HIV acquisition among volunteers in the investigational vaccine group compared to those in the placebo group, with 27 HIV infections occurring among the vaccine recipients, and 21 HIV infections occurring among the placebo vaccine recipients. Among volunteers who became HIV-infected during the first 28 weeks of the study, 14 cases of HIV infection occurred among those who received the investigational vaccine regimen, and 9 HIV infections occurred among the placebo vaccine recipients. Based on these findings, the DSMB recommended that no further injections of the investigational vaccine regimen be administered. NIAID concurred with the DSMB’s recommendation and instructed all HVTN 505 study sites to immediately cease administering injections but continue follow-up with study participants and further evaluate the trial data.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: April 26, 2013	By:	/s/ DOUGLAS J. SWIRSKY
Douglas J. Swirsky Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary